As filed with the Securities and Exchange Commission on August 6, 2010	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UR-ENERGY INC.
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
10758 W. Centennial Road, Suite 200 Littleton, CO 80127 (Address of Principal Executive Offices) (Zip Code)

Ur-Energy Inc. Amended and Restated Stock Option Plan 2005
(Full title of the plan)

Thomas M. Rose
Troutman Sanders LLP
222 Central Park Avenue, Suite 2000
Virginia Beach, Virginia 23462
(Name and address of agent for service)

(757) 687-7715
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered (2)(3)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common shares not subject to outstanding options	565,639 shares	$0.87(4)	$492,105.93	$35.09
Total	565,639 shares (5)		$492,105.93	$35.09

(1)	Common shares, no par value, offered by Ur-Energy Inc. (the “Company”) pursuant to its Amended and Restated Stock Option Plan 2005 (the “Option Plan”).

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Option Plan.

(3)	9,324,361 shares issuable under the Option Plan were previously registered on the Company’s registration statement on Form S-8 (File no. 333-153098) (the “Original Registration Statement”).

(4)
The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices for the Company’s common shares reported on the NYSE Amex, LLC on August 2, 2010, which was $0.87 per share.

(5)
Concurrent with the filing of this registration statement, the Company has also filed a registration statement on Form S-8 to register 9,890,000 common shares under its Restricted Share Unit Plan (the “RSU Plan”). The aggregate number of common shares which may be issuable at any given time upon the exercise of options under the Option Plan and the redemption of restricted share units under the RSU Plan, each as amended from time to time, shall not exceed ten percent (10%) of the issued and outstanding shares of the Company as at the grant date of such options and restricted share units.  As of June 30, 2010, the Company had 98,949,781 issued and outstanding shares.

Registration of Additional Securities

Pursuant to General Instruction E, this registration statement on Form S-8 is filed by the Company to register additional securities under the Option Plan covered by the Company’s Original Registration Statement.  This registration statement has been filed to register an additional 565,639 common shares, no par value, issuable by the Company pursuant to the Option Plan.

The additional shares to be registered by this registration statement are of the same class as those securities covered by the Company’s Original Registration Statement.  Pursuant to General Instruction E of Form S−8, the Original Registration Statement is incorporated herein by reference and this registration statement consists of only those items required by such instruction.

Item 8.  Exhibits.

An Exhibit Index appears at page 6 hereof.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, Colorado, on August 5, 2010.

UR-ENERGY INC.
(Registrant)

By:           /s/Roger Smith
Roger Smith
Chief Financial Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of W. William Boberg and Roger Smith with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments to the registration statement, new registration statements pursuant to General Instruction E of Form S-8 pertaining to the registration of additional securities and post-effective amendments thereto, and any and all other documents in connection therewith to be filed with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/W. William Boberg	President, Chief Executive Officer	August 3, 2010
W. William Boberg	and Director
(principal executive officer)

/s/Roger Smith	Chief Financial Officer	August 5, 2010
Roger Smith	(principal financial and accounting officer)

/s/Jeffrey T. Klenda	Director	August 3, 2010
Jeffrey T. Klenda

/s/James M. Franklin	Director	August 2, 2010
James M. Franklin

/s/Paul Macdonell	Director	August 4, 2010
Paul Macdonell

/s/Thomas Parker	Director	August 2, 2010
Thomas Parker

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this registration statement solely in the capacity of the duly authorized representative of Ur-Energy Inc. in the United States on August 5, 2010.

By:     /s/Roger Smith
    Roger Smith
    Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Ur-Energy Inc. Amended and Restated Stock Option Plan 2005.
5.1	Opinion of Fasken Martineau DuMoulin LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page of this registration statement).